Exhibit 99.1

Simsbury Bank Elects Dr. Kolawole Olofinboba to Its Board of Directors

SIMSBURY, Conn.--(BUSINESS WIRE)--December 22, 2017--Simsbury Bank, a subsidiary of SBT Bancorp, Inc. (OTCQX: SBTB, CUSIP 78391C106), is very pleased to announce that Dr. Kolawole Olofinboba has been elected to the board of directors of Simsbury Bank. Dr. Olofinboba is Managing Partner of West Hartford based Fairview Capital, Inc. Fairview Capital is a leading private equity investment management firm focused on top-tier venture capital and next generation managers as well as co-investment and legacy asset management.

“We are delighted to bring Dr. Olofinboba’s extensive professional experience to our Board,” said Simsbury Bank Board Chairman Robert J. Bogino. “Dr. Olofinboba’s work in venture capital, consulting and healthcare are extremely valuable to Simsbury Bank as we implement strategies to produce profitable growth. Dr. Olofinboba shares the Bank’s dedication to community banking, helping consumers and businesses achieve their goals through the trusted advice and financial products and services we offer.”

Martin J. Geitz, President and CEO of Simsbury Bank, said, “Dr. Olofinboba will help Simsbury Bank continue to be among the leading banks serving businesses and consumers in our market area. In particular, as Simsbury Bank focuses on addressing the needs of family owned businesses, their owners and the families of their owners, Dr. Olofinboba’s knowledge and expertise will add to the breadth and depth of strengths represented by our board members.”

Dr. Olofinboba said, “I am delighted and honored to join Simsbury Bank’s board of directors. I recognize the important role that community banks play in our economy and look forward to contributing to the achievement of Simsbury Bank’s goals.”

Dr. Olofinboba joined Fairview Capital in 2007 and was appointed Managing Partner in 2015. Prior to joining Fairview, he was an Engagement Manager at McKinsey & Company, serving U.S. and global clients in healthcare and private equity. Dr. Olofinboba has also practiced medicine as a board certified internist/hospitalist and assistant professor at the University of Connecticut Health Center in Farmington, CT. Dr. Olofinboba received his medical degree from the University of Ibadan, Nigeria and an MBA in Financial Management from the MIT Sloan School of Management. He is on the boards of the National Association of Investment Companies, the Connecticut Children’s Medical Center and the Connecticut Science Center. He resides in Farmington, Connecticut, with his wife, Trudy.

Simsbury Bank is a Central Connecticut based independent, community bank for businesses and consumers. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, Inc., or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
Simsbury Bank
Susan Presutti, 860-408-5493